Exhibit 99.1

Masimo Reports Second Quarter 2009 Financial Results

Q2 2009 Highlights:

•	Earnings per share increased by 22% to $0.22 per share from $0.18 in prior year

•	Product revenues increased 13% to $70.0 million from $62.1 million in prior year

•	Rainbow revenues increased 56% to $4.5 million from $2.9 million in prior year

Irvine, California, August 4, 2009 – Masimo Corporation (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Measure-Through Motion and Low-Perfusion pulse oximetry, today announced its financial results for the second quarter of 2009.

For the second quarter of 2009, Masimo reported product revenues of $70.0 million representing a 13% increase over $62.1 million for the second quarter of 2008. Including royalty revenues, Masimo reported total 2009 second quarter revenues of $83.6 million compared to $74.8 million for the second quarter of 2008. For the second quarter of 2009, Masimo reported earnings per share of $0.22 compared to $0.18 per share for the second quarter of 2008.

Masimo reported that it shipped 27,100 Masimo SET and Masimo Rainbow SET oximetry units, excluding handheld units, during the second quarter of 2009, resulting in an estimated 605,000 of Masimo SET and Masimo Rainbow SET pulse oximeters in use worldwide. In the second quarter of 2009, revenues from Masimo Rainbow SET products increased to $4.5 million from $2.9 million in the same prior year quarter.

For the first six months of 2009, Masimo reported product revenues of $144.5 million representing a 19% increase over $121.8 million for the first six months of 2008. Including royalty revenues, Masimo reported total 2009 year to date revenues of $169.1 million, representing a 16% increase compared to $145.9 million for the prior year period. For the first half of 2009, Masimo reported earnings per share of $0.43, up 34% from $0.32 per share for the first half of 2008.

Joe E. Kiani, Chairman and Chief Executive Officer of Masimo, said, “We had a good quarter given the recession—while revenues were down quarter over quarter, they grew 13% year over year, thanks to continued strong Masimo SET growth and even stronger Masimo Rainbow SET growth. These results underline both the resilience of our business model and the power of our innovation in noninvasive monitoring, which is helping our customers improve and automate patient care.”

Masimo also reported that as of July 4, 2009, cash and cash equivalents totaled $156.6 million, up from $146.9 million at January 3, 2009.

Financial Guidance

While providing financial guidance in this economic environment continues to be more difficult than in prior periods, Masimo is reaffirming its 2009 earnings guidance of $0.83 to $0.87 per share; however, Masimo is adjusting its total 2009 product revenue guidance to between $295 million and $300 million, down from its prior guidance of $310 million to $315 million. Masimo also expects its 2009 royalty revenues to be in the range of $44 million to $46 million, compared to prior guidance of $42 million to $46 million. For the full year 2009, Masimo now expects its total revenues to be between $339 million and $346 million, down from $352 million to $361 million. The projections and guidance set forth above are estimates only and actual results could differ.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation number for both dial-in numbers is 21245431. A live web cast of the conference call will be available online from the “Investor Relations” page of the Company’s corporate web site at www.masimo.com. After the live web cast, the call will remain available on Masimo’s website through September 4, 2009. In addition, a telephonic replay of the call will be available until August 18, 2009. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 21245431.

About Masimo

Masimo (NASDAQ: MASI) develops, manufactures and markets innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the Company debuted Measure-Through Motion and Low-Perfusion pulse oximetry, known as Masimo SET, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent clinical and laboratory studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®) and plethysmograph variability index (PVI®), in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com. Any information contained in, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way a part of, this release.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations, prospects and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and estimates for total revenues, including royalty and product revenues, and earnings per share for the full fiscal year 2009. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo Rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any new products and technologies of ours; obtaining regulatory approval of our current and future products and technologies, including the recently announced total hemoglobin measurement; the risk that the implementation of our international realignment, even if timely implemented, will not produce the anticipated operational and financial benefits, including a lower effective tax rate; the loss of our customers the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website, at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Masimo Corporation

Investor Contact:

Mark P. de Raad

Executive Vice President and Chief Financial Officer

Masimo Corporation

(949) 297-7080

mderaad@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

Masimo Corporation

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpCO, SpMet, PVI, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 4, 2009	January 3, 2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$156,566	$146,910
Accounts receivable, net of allowance for doubtful accounts	38,464	30,715
Royalties receivable	11,106	11,375
Inventories	29,812	27,400
Prepaid expenses	6,941	4,780
Deferred tax assets	10,511	10,511
Other current assets	525	551

Total current assets	253,925	232,242
Deferred cost of goods sold	28,938	28,431
Property and equipment, net	12,400	12,979
Deferred tax assets	8,796	8,781
Intangible assets, net	7,702	7,410
Other assets	3,776	3,505

Total assets	$315,537	$293,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,044	$15,914
Accrued compensation	13,720	15,607
Accrued liabilities	6,350	5,566
Income taxes payable	306	10,862
Deferred revenue	18,796	17,233
Current portion of long-term debt	224	465

Total current liabilities	53,440	65,647
Long-term debt, less current portion	201	157
Other liabilities	8,354	8,046

Total liabilities	61,995	73,850
Commitments and contingencies
Stockholders’ equity
Common stock	58	57
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	187,396	179,666
Accumulated other comprehensive loss	(243)	(7)
Retained earnings	66,997	40,884

Total Masimo Corporation’s stockholders’ equity	252,999	219,391
Noncontrolling interest	543	107

Total stockholders’ equity	253,542	219,498

Total liabilities and stockholders’ equity	$315,537	$293,348

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share information)

(unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Revenue:
Product	$70,047	$62,094	$144,544	$121,829
Royalty	13,522	12,672	24,517	24,047

Total revenue	83,569	74,766	169,061	145,876
Cost of goods sold	23,574	21,403	48,319	42,524

Gross profit	59,995	53,363	120,742	103,352
Operating expenses:
Research and development	7,252	5,980	15,019	12,278
Selling, general and administrative	32,766	30,366	65,646	59,895
Antitrust litigation	29	277	43	445

Total operating expenses	40,047	36,623	80,708	72,618

Operating income	19,948	16,740	40,034	30,734
Non-operating income (expense):
Interest income	68	625	113	1,584
Interest expense	(7)	(60)	(17)	(703)
Other	307	75	(15)	178

Total non-operating income (expense)	368	640	81	1,059

Income before provision for income taxes	20,316	17,380	40,115	31,793
Provision for income taxes	7,065	6,779	13,600	12,401

Net income including noncontrolling interest	13,251	10,601	26,515	19,392
Net income attributable to the noncontrolling interest	(159)	—	(402)	—

Net income attributable to Masimo Corporation	$13,092	$10,601	$26,113	$19,392

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.23	$0.19	$0.45	$0.35

Diluted	$0.22	$0.18	$0.43	$0.32

The following table presents details of the share based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Cost of goods sold	$97	$75	$171	$104
Research and development	620	607	1,233	1,019
Selling, general and administrative	$2,116	$1,487	$4,069	$2,624

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	July 4, 2009	June 28, 2008
Cash flows from operating activities:
Net income including noncontrolling interest	$26,515	$19,392
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	3,063	2,738
Share based compensation	5,473	3,747
Loss on disposal of property and equipment	5	—
Provision for (reversal of) doubtful accounts	370	(19)
Provision for obsolete inventory	527	1,807
Provision for warranty costs	981	675
Income tax benefit from exercise of stock options	820	8,655
Excess tax benefit from share based payment arrangements	(152)	(1,029)
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,295)	(2,263)
Decrease in royalties receivable	269	2,491
Increase in inventories	(2,994)	(7,863)
Increase in deferred cost of goods sold	(497)	(1,467)
(Increase) decrease in prepaid expense	(2,148)	69
(Increase) decrease in other assets	(250)	459
Increase (decrease) in accounts payable	(1,869)	2,136
Increase (decrease) in accrued compensation	(2,000)	557
Decrease in accrued liabilities	(192)	(1,852)
Increase (decrease) in income taxes payable	(10,403)	1,026
Increase in deferred revenue	1,493	5,029
Increase in other liabilities	416	37

Net cash provided by operating activities	11,132	34,325

Cash flows from investing activities:
Purchases of property and equipment	(1,987)	(3,035)
Increase in intangible assets	(743)	(1,521)
Increase in restricted cash	(15)	—

Net cash used in investing activities	(2,745)	(4,556)

Cash flows from financing activities:
Repayments on long-term debt	(255)	(30,126)
Proceeds from issuance of common stock	1,415	5,702
Excess tax benefit from share based payment arrangements	152	1,029

Net cash provided by (used in) financing activities	1,312	(23,395)
Effect of foreign currency exchange rates on cash	(43)	(204)

Net increase in cash and cash equivalents	9,656	6,170
Cash and cash equivalents at beginning of period	146,910	96,733

Cash and cash equivalents at end of period	$156,566	$102,903